As filed with the Securities and Exchange Commission on September 18, 2008

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

GRIFFON CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	11-1893410
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

100 Jericho Quadrangle

Jericho, New York 11753

(516) 938-5544

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Patrick L. Alesia

Chief Financial Officer

Griffon Corporation

100 Jericho Quadrangle

Jericho, New York 11753

(516) 938-5544

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Martin Nussbaum	Steven D. Guynn	Jonathan K. Layne
Derek M. Winokur	Gibson, Dunn & Crutcher LLP	Gibson, Dunn & Crutcher LLP
Dechert LLP	200 Park Avenue	2029 Century Park East
1095 Avenue of the Americas	New York, New York 10166	Los Angeles, California 90067
New York, New York 10036	(212) 351-4000	(310) 552-8500
(212) 698-3500	(212) 351-4035—Facsimile	(310) 551-8741—Facsimile
(212) 698-3599—Facsimile

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒  333-153089

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Common stock, par value $0.25 per share	100,000	$8.50	$850,000	$33.41

(1)           Total filing fees of $16,000.00 have previously been paid to the Commission in respect of the shares of Registrant’s common stock registered pursuant to its previously filed registration statement on Form S-3, as amended (File No. 333-153089), representing an overpayment of filing fees of $1,635.84. Accordingly, Registrant will be using a portion of this balance to pay this filing fee.

This Registration Statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(b) under the Securities Act of 1933.

EXPLANATORY NOTE

We are filing this registration statement with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and it relates to the public offering of securities contemplated by the registration statement on Form S-3, as amended (File No. 333-153089) (the “Prior Registration Statement”), originally filed by us on August 19, 2008 and declared effective by the Commission on August 28, 2008. This registration statement is being filed for the sole purpose of registering 100,000 additional shares of our common stock, par value $0.25 per share (the “Shares”), to reflect that Ronald J. Kramer, our chief executive officer, has agreed to purchase under the CEO Purchase Commitment, as defined in the Prior Registration Statement, in addition to the previously agreed 500,000 Shares, an additional number of Shares (up to 100,000 Shares) equal to approximately 1% of the additional amount of Shares, if any, purchased by GS Direct under the Additional GS Purchase Commitment, as defined in the Prior Registration Statement.  As a result, the CEO Purchase Commitment is for a minimum of 500,000 Shares and up to 600,000 Shares.  Pursuant to Rule 462(b), the contents of the Prior Registration Statement, including the exhibits and the power of attorney thereto, are incorporated by reference into this registration statement.

The required opinions and consents are listed on the exhibit index attached hereto and filed herewith.

PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16.  Exhibits.

All exhibits filed with or incorporated by reference in the Prior Registration Statement are incorporated by reference into, and shall be deemed part of, this registration statement, except the following, which are filed herewith:

Exhibit Number	Description
5.1	Opinion of Dechert LLP
23.1	Consent of Grant Thornton LLP
23.2	Consent of PricewaterhouseCoopers LLP
23.3	Consent of Dechert LLP (included in Exhibit 5.1 hereto)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jericho, State of New York, on September 18, 2008.

GRIFFON CORPORATION

By:	/s/ Ronald J. Kramer
	Name:	Ronald J. Kramer
	Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ronald J. Kramer	Chief Executive Officer	September 18, 2008
Ronald J. Kramer	(Principal Executive Officer)

/s/ Patrick L. Alesia	Vice President, Chief Financial Officer, Treasurer and Secretary	September 18, 2008
Patrick L. Alesia	(Principal Financial and Accounting Officer)

*	Chairman of the Board	September 18, 2008
Harvey R. Blau

*	Director	September 18, 2008
Henry A. Alpert

*	Director	September 18, 2008
Blaine V. Fogg

*	Director	September 18, 2008
Gordon E. Fornell

*	Director	September 18, 2008
Robert Harrison

*	Director	September 18, 2008
Clarence A. Hill, Jr.

*	Director	September 18, 2008
Donald J. Kutyna

*	Director	September 18, 2008
James A. Mitarotonda

*	Director	September 18, 2008
Martin S. Sussman

*	Director	September 18, 2008
William H. Waldorf

*	Director	September 18, 2008
Joseph J. Whalen

*By:	/s/ Patrick L. Alesia
Patrick L. Alesia
Attorney-in-Fact